Exhibit 99.1

May 17, 2010

Dear Friends,

We announced Q1 results today with the filing of our Form 10-Q (“10-Q”) with the Securities and Exchange Commission. You will find this document in the Investor Relations section of our website at XenithBank.com. This reporting period represents our first operating quarter as Xenith Bankshares. Results were in line with expectations. Comparisons with the year 2009 are impacted by the merger of Xenith Corporation and First Bankshares, which occurred on December 22, 2010.

FINANCIAL HIGHLIGHTS

Total assets at March 31, 2010 were $212 million, compared to $202 million at December 31, 2009.

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The primary changes on the asset side of the balance sheet consisted of the deployment of funds received in our 2009 stock offering into our investment portfolio. Additionally, we also enjoyed modest loan growth.

•	On the liability side of the balance sheet, we experienced strong deposit growth, particularly in money market accounts and time deposits.

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Our capital position is very strong, with shareholders’ equity totaling $53 million at quarter-end. Xenith’s Tier 1 regulatory capital ratio is 34.4%, compared to a ‘well capitalized’ ratio of 6% or greater.

•	In addition to our strong capital position, our liquidity at Q1 quarter-end is also equally strong, with over $80 million of cash, cash equivalents and investments.

As anticipated, we reported a Q1 net loss of $1.1 million. This loss reflects the costs associated with the infrastructure we have put in place to support our growth strategy. While we expect losses to continue for a number of quarters, we anticipate that those losses should decrease over time with the addition of loans and the supporting deposit growth.

You will find a discussion of our loan portfolio and related loan loss allowance in the 10-Q. As we have noted in previous communications, the First Bankshares loan portfolio included a loan participation portfolio. The majority of these loans were acquired by First Bankshares through its relationship with Silverton Bank in Atlanta, Georgia. Silverton Bank failed in June 2009 and was taken over by the FDIC. The participation portfolio, which is real estate-related, had experienced some deterioration during the 2008-2009 economic downturn.

At the time of the merger, First Bankshares had set aside a loan loss allowance of $6.7 million, or approximately 6% of total loans outstanding. As explained in the 10-Q, purchase accounting rules require that we record all of First Bankshares assets and liabilities at fair market value. As a result, the $110 million loan portfolio (gross amount) was recorded on Xenith’s books at approximately $103 million as of December 22, 2009 (merger date). With this purchase accounting treatment, the loan loss allowance was reduced to zero at December 22, 2009. Consequently, our stated allowance at Q1 quarter-end now appears low (0.04%), but this allowance is primarily a reserve for our new loan growth (post-merger). Expected losses related to the loan portfolio acquired from First Bankshares are included in the fair market value adjustment referenced above. Given the reserves and discounts established, we are confident in our ability to effectively manage the impaired assets in the portfolio.

FIRST QUARTER FOCUS

The first three months of 2010 have been characterized by a significant business development effort to ‘prime the pump’. We are encouraged by the reception we are receiving in the marketplace as our experienced bankers provide insightful advice, coupled with a personal and institutional commitment to prompt, attentive service. It is a formula that has always been successful but yet is so uncommon in today’s banking environment. We have developed an encouraging pipeline of new business. While it takes time to build relationships, we did grow loans by $2 million and deposits by $17 million during the quarter. We are also pleased that our efforts in Suffolk, led by our experienced team of former First Bankshares employees, have proven successful in retaining our existing customer base.

An important secondary focus for the quarter has been the ongoing work of building our banking platform and infrastructure. On April 9, we successfully completed the installation of our new bank operating platform: Fidelity Horizons. We are pleased with the early results and confident that this platform will allow Xenith to compete successfully with all banks in the important area of treasury management services (cash management) as well as providing an efficient and stable platform for operating our core loan and deposit systems. We intend to convert the activities and customers of First Bankshares to the new system in the second quarter.

Complementing the operating system conversion has been important work in building our accounting, compliance and governance systems, all critical to success in today’s competitive and regulatory-intensive environment. We will remain focused on ensuring that we have these building blocks firmly in place.

BANKING INDUSTRY

There is little doubt that the banking industry will look different in the years ahead. Oliver Wyman, a respected financial services industry consultant, in a report entitled State of the Financial Services Industry 2010, likened the banking industry and our Government’s role to that of patient and doctor. Their report chronicles the near-collapse of the banking system and our Government’s intervention to five stages of trauma care:

• Intensive Care	- Provide continuous monitoring, treatment and life support

• Convalescence	- Provide a protected environment to rebuild strength

• Preparation	- Take measures that facilitate a return to independence

• Rebuilding	- Set goals for post-recovery life and begin to work towards them

• New Lifestyle	- Demonstrate a return to health and changed ways

This is the backdrop in which we, with your support, have launched Xenith. While there are many obstacles in today’s new world order of banking, there are also great opportunities for a bank that has, as its focus, markets with excellent long term demographics, served by great bankers with substantial capital and a commitment to good old fashioned customer service.

STRATEGIC FOCUS

As we have said before, our primary focus is on solid organic growth in our chosen markets. We are committed to developing full relationships with customers that include sound credit, treasury management services and stable core deposits.

As a second priority and in light of the current banking environment, we will assess and consider opportunities that may accelerate our development into the institution we intend to build. Significant consolidation activity is projected as many banks struggle to attract capital to grow independently. To the extent that we find attractive opportunities, we will carefully evaluate the strategic rationale for such combinations within our framework of soundness, profitability, growth and shareholder returns.

We are grateful to those of you who have moved your banking relationship to Xenith. If you have not yet become a customer, we hope that you will do so soon. We need your business and will remain appreciative and continue to earn your business with each interaction we have with you.

Thank you for your support. Together, we are building an important institution for our communities.

Sincerely,

T. Gaylon Layfield, III

President & Chief Executive Officer

This letter contains certain forward-looking statements that, to the extent they do not relate strictly to historical or current facts, constitute “forward-looking statements.” We have based our forward-looking statements on our current expectations about future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations will actually be achieved because they are subject to risks and uncertainties. Many possible events or factors could materially affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by our forward-looking statements include the risks outlined in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission. Xenith Bankshares, Inc. (the “Company”) is under no duty to update any of the forward-looking statements to conform those statements to actual results, except in the normal course of our public disclosure obligations.

All amounts are unaudited.

	March 31, 2010	December 31, 2009
ASSETS
Cash and Cash Equivalents	$10,983,796	$35,203,187
Securities Available for Sale	69,538,156	36,846,737
Loans (net)	104,045,174	102,049,697
Other Assets	27,425,752	27,491,082

Total Assets	$211,992,878	$201,590,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$131,579,143	$114,147,634
Federal funds purchased and borrowed funds	25,001,443	31,260,151
Other liabilities	2,100,667	2,110,885

Total Liabilities	158,681,253	147,518,670
Total Shareholders’ Equity	53,311,625	54,072,033

Total Liabilities and Shareholders’ Equity	$211,992,878	$201,590,703

	For the Quarter Ended March 31,
	Xenith Bankshares 2010	First Bankshares 2009
Net Income / (Loss)	$(1,101,863)	$274,258
Net Income / (Loss) Per Share, Basic and Diluted	(0.19)	0.12

Net Interest Spread	2.99%	2.37%
Net Interest Margin	3.38%	2.76%

March 31, 2010
Tier 1 Leverage Ratio	21.95%
Regulatory Minimum	4.00%
Well Capitalized	> 5.00%

Tier 1 Risk-Based Capital Ratio	34.39%
Regulatory Minimum	4.00%
Well Capitalized	> 6.00%

Total Risk-Based Capital Ratio	34.43%
Regulatory Minimum	8.00%
Well Capitalized	> 10.00%